EXHIBIT 99.1

DATAWATCH EXTENDS DEVELOPMENT PARTNERSHIP WITH MATH STRATEGIES THROUGH 2015

Chelmsford, MA - February 24, 2006 -- Datawatch Corporation (NASDAQ: DWCH), a leader in the rapidly growing Information Services market space, today announced that it has extended its long-term partnership with software development company Math Strategies to continue to provide research, development and technical support for Datawatch’s Monarch software products.

The agreement has been extended until April 30, 2015, and continues to provide Datawatch with exclusive worldwide distribution rights for the technology used in the development of Monarch products. In addition, an amendment to the purchase option contract, originally signed on April 29, 2004, gives Datawatch the option to purchase the intellectual property rights to the software source code and any existing patents at any time before April 30, 2015. Please refer to the Form 8-K to be filed by the company for details of the terms of the amendment.

Commenting on the extension, president and CEO Robert Hagger said: “We have had the benefit of a very successful partnership with Math Strategies for the last 17 years and I’m very pleased to announce that the relationship will continue into the foreseeable future.

“Monarch software technologies play an important part in the Datawatch vision of ‘Information Made Easy’ - our quest to enable companies to empower individuals to make more efficient and timely decisions using existing, trusted data sources such as reports and other relevant information.”

ABOUT MONARCH
Monarch is the world’s leading desktop analytics tool that easily extracts, analyzes and exports data from any existing computer-generated report and other data sources without programming. Monarch Standard Edition uses reports as a source of data, while Monarch Professional Edition uses reports and adds the ability to import and join data from other sources including databases, spreadsheets, ODBC data sources, HTML files, and PDF files. Monarch technology is also used in Monarch Data Pump, Monarch|RMS, VorteXML and as components for the Datawatch Enterprise Report Management suite of solutions.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation is a leader in the rapidly growing Information Services market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework and Monarch report mining technologies, Datawatch allows organizations to access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

The corporate address for Datawatch is 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at www.datawatch.com.

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FOR MORE INFORMATION:
Datawatch: John Kitchen, john_kitchen@datawatch.com, 978-275-8254.